News Release

EXHIBIT 99.1

SM ENERGY REPORTS SECOND QUARTER 2018 RESULTS:
OUTSTANDING EXECUTION CONTINUES
PRODUCTION UP, LEVERAGE DOWN

DENVER, CO August 1, 2018 - SM Energy Company ("SM Energy" or the “Company”) (NYSE: SM) today announced financial and operating results for the second quarter of 2018. Highlights include:

•
RockStar wells continue to produce best in class results. Spackler Wolfcamp A sets SM record as its top performing Midland Basin well to-date with a peak 30-day IP rate of 2,324 Boe/d. 24 new RockStar wells reached peak 30-day IP rates that averaged 1,330 Boe/d per well (87% oil) from three intervals

•
Production exceeded guidance range. 115 MBoe/d average production, 42% oil. Midland Basin production from retained assets was up 14% sequentially and 117% year-over-year. Full year production guidance raised ~3,700 Boe/d at the mid-point

•	Rapid margin expansion. $24.44 per Boe operating margin (pre-hedge) was the highest in 15 quarters, up 6% sequentially and up 110% year-over-year

•
Strong earnings. Net income was $17.2 million; EPS was $0.15 and adjusted EPS was $0.15, per diluted common share; net cash provided by operating activities (GAAP) was $171.4 million and adjusted EBITDAX was $225.0 million (adjusted EPS and adjusted EBITDAX are non-GAAP measures; see below for additional information)

•
Significant reduction in long-term debt. $345 million in 6.5% senior notes due 2021 redeemed subsequent to quarter-end, following the closing of two non-core divestitures for an aggregate sales price of $292 million

MANAGEMENT COMMENTARY
President and Chief Executive Officer Jay Ottoson comments: “In the first half of 2018, we made significant improvements in capital efficiency and operating margins as a result of outstanding operations execution and great well results. Our cash flows have been higher than anticipated, and we are raising full year production guidance without changing our expected full year activity level. We remain on track to meet our targeted total capital spend-to-cash flow neutrality by mid-year 2019.”
SUMMARY WELL RESULTS
Results from 24 new RockStar wells, having an average 10,180 foot lateral, that have reached their 30-day peak IP rates include:

•	Spackler Wolfcamp A and B wells are among top 5 SM performers to-date with peak 30-day IP rates at 2,324 Boe/d and, 2,022 Boe/d, respectively (89% and 90% oil, respectively)

•
9 wells from the 14-well Kramer-Costanza development reached peak 30-day IP rates averaging 1,285 Boe/d per well from the Wolfcamp A and B. The wells are drilled at 513-660 foot spacing and 7 of the 9 wells are fully bounded

•
Average peak 30-day IP rates by interval were: 15 Wolfcamp A wells produced approximately 1,320 Boe/d per well (89% oil); 8 Wolfcamp B wells produced approximately 1,385 Boe/d per well (85% oil); 1 Lower Spraberry well produced approximately 1,080 Boe/d (85% oil)

SECOND QUARTER 2018 RESULTS
As previously announced, production and realized prices came in particularly strong. Production was 10.5 MMBoe, or 115 MBoe/d, exceeding the Company’s expectations primarily due to strong well performance from new and existing wells. Realized pricing (before the effects of hedges) averaged $38.40 per Boe, benefiting from higher benchmark oil and NGL prices.
Second quarter of 2018 net income was $17.2 million or $0.15 per diluted common share, up from a loss of ($119.9) million or ($1.08) per diluted common share in the second quarter of 2017. Second quarter of 2018 net income includes a $39.5 million net gain on divestiture activity and a net derivative loss of $63.7 million.
Second quarter of 2018 net cash provided by operating activities (GAAP) was $171.4 million.
Adjusted net income, adjusted net income per diluted common share and adjusted EBITDAX are non-GAAP measures. Please reference the reconciliations to the most directly comparable GAAP financial measures at the end of this release.
Second quarter of 2018 adjusted net income was $16.8 million, or $0.15 per diluted common share, up from an adjusted net loss of ($35.5) million, or ($0.32) per diluted common share, in the second quarter of 2017. The calculation of adjusted net income excludes non-recurring items and items difficult to estimate, in order to present results that can be more consistently compared with prior periods and peer results. Specifically, second quarter adjustments remove the net gain on divestitures, non-cash derivative losses and abandonment and impairment charges.
Second quarter of 2018 adjusted EBITDAX was $225.0 million, up 46% from $154.0 million in the second quarter of 2017. The increase in adjusted EBITDAX was primarily driven by the 110% increase in the operating margin per Boe (pre-hedge), partially offset by an 8% decline in production due to asset divestitures.
COMMODITY DERIVATIVES
For the second half of 2018, the Company currently has commodity derivatives in place for approximately 80% of expected oil production and 70% of expected natural gas production (NGLs are hedged by product). Additionally, the Company has Midland-NYMEX WTI basis hedges in place for approximately 70% of expected Midland oil production through the remainder of the year.
GUIDANCE UPDATE
Full year 2018 production guidance is increased to a range of 43.5-45.0 MMBoe from 40.9-44.9 MMBoe and is expected to average approximately 42% oil in the commodity mix, up from approximately 40%. The increase in production is attributable to better than expected well performance in the Midland Basin from new and existing wells and higher average working interests in new wells compared to the original plan.

•
Third quarter production is expected to range between 11.2-11.7 MMBoe, or 122-127 MBoe/d, and includes approximately 42% oil in the commodity mix. Production is expected to include increased natural gas and NGL volumes from the Eagle Ford from 12, high volume, new first half 2018 wells. The NGLs and natural gas in the commodity mix will be affected by the Company’s election to process ethane in July and August of 2018, with the election for September undecided.

•
Faster paced drilling and completion activity in the Midland Basin in 1H18 increased expected third quarter production, due to accelerated completion timing, and increased the number of expected third quarter new net well completions by 16 (as planned fourth quarter completions are accelerated into the third quarter), compared to the February plan.

Full year total capital spend is slightly increased by $40 million to $1.31 billion primarily to account for increased working interests (with corresponding increased net revenue interests) in new Howard County wells. Higher than expected working interests increased first half 2018 capital by approximately $30 million and expected full year net well completions in the Permian Basin from approximately 100 to 103. Additional future working interest increases are anticipated. Eagle Ford completions for the full year are unchanged at approximately 25 net wells.

•
Total capital spend in the second half of 2018 is projected to approximate $514 million and be more heavily weighted to the third quarter due to the acceleration of fourth quarter completions. Third quarter net completions are expected to include 37 net wells in the Permian Basin and 4 net wells in the Eagle Ford.

As previously stated, the Company’s 2018 capital expenditure program is weighted to the first half of the year. Due to the accelerated timing of drilling and completion activity, the Company is currently running seven rigs and three completion crews in the Midland Basin (down from nine rigs and five crews, with plans to release an additional rig during the third quarter). In the Eagle Ford, the Company is running two rigs and one completion crew (with plans to drop one Eagle Ford rig during August 2018) for both Company and third-party carried activity.
Total capital spend (before acquisitions) is a non-GAAP measure. The Company is unable to present a quantitative reconciliation of this forward-looking, non-GAAP financial measure without unreasonable effort because acquisition costs are inherently unpredictable.
SCHEDULE FOR SECOND QUARTER REPORTING
This release is accompanied by an investor presentation and pre-recorded call with transcript all posted to the Company’s website. Please visit the Company’s website at ir.sm-energy.com to access this additional second quarter detail.
Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time on August 2, 2018 for the second quarter 2018 financial and operating results Q&A session. This discussion will be accessible via webcast (available live and for replay) on the Company’s website at ir.sm-energy.com or by telephone at:

•	Live (conference ID 4891245) - Domestic toll free/International: 844-343-4183/647-689-5129

•	Replay (conference ID 4891245) - Domestic toll free/International: 800-585-8367/416-621-4642
The call replay will be available approximately one hour after the call until August 9, 2018.

UPCOMING CONFERENCE PARTICIPATION

•
August 21, 2018 - Enercom: The Oil and Gas Conference. President and Chief Executive Officer Jay Ottoson will present at 9:15 a.m. Mountain time. This event will be webcast. An investor presentation for this event will be posted to the Company's website on August 21, 2018.

•
September 4, 2018 - Barclays CEO Energy-Power Conference. President and Chief Executive Officer Jay Ottoson will present at 4:25 p.m. Eastern time. This event will be webcast. An investor presentation for this event will be posted to the Company's website on September 4, 2018.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words "anticipate," "budget," "estimate," "expect," "forecast," "guidance," "plan," "project," "will" and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Forward-looking statements in this release include, among other things, guidance for production volumes and total capital spend for the third quarter and full year 2018. General risk factors include the availability of and access to capital markets; the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and natural gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the Risk Factors section of SM Energy's 2017 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACT
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2018
Production Data
	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2018	2017	Percent Change	2018	2017	Percent Change
Average realized sales price, before the effects of derivative settlements:
Oil (per Bbl)	$61.02	$44.30	38%	$61.14	$46.08	33%
Gas (per Mcf)	$3.32	$2.99	11%	$3.23	$2.99	8%
NGLs (per Bbl)	$27.55	$19.71	40%	$26.60	$20.92	27%
Per Boe	$38.40	$25.13	53%	$38.09	$26.38	44%
Average realized sales price, including the effects of derivative settlements:
Oil (per Bbl)	$55.42	$43.36	28%	$55.90	$44.24	26%
Gas (per Mcf)	$3.29	$3.63	(9)%	$3.34	$3.56	(6)%
NGLs (per Bbl)	$21.51	$18.73	15%	$20.54	$18.96	8%
Equivalent (per Boe)	$34.91	$26.57	31%	$35.12	$27.08	30%
Production:
Oil (MMBbl)	4.4	2.9	50%	8.6	6.4	34%
Gas (Bcf)	25.3	34.0	(26)%	50.5	67.9	(26)%
NGLs (MMBbl)	1.9	2.8	(31)%	3.6	5.7	(37)%
MMBoe	10.5	11.3	(8)%	20.6	23.4	(12)%
Average daily production:
Oil (MBbl/d)	47.9	32.0	50%	47.6	35.5	34%
Gas (MMcf/d)	278.3	374.1	(26)%	279.3	375.3	(26)%
NGLs (MBbl/d)	20.9	30.3	(31)%	19.7	31.4	(37)%
MBoe/d	115.2	124.6	(8)%	113.9	129.5	(12)%
Per Boe data:
Realized price, before the effects of derivative settlements	$38.40	$25.13	53%	$38.09	$26.38	44%
Lease operating expense	4.66	4.11	13%	4.80	3.96	21%
Transportation costs	4.47	5.71	(22)%	4.55	5.79	(21)%
Production taxes	1.66	1.00	66%	1.67	1.09	53%
Ad valorem tax expense	0.41	0.16	156%	0.54	0.36	50%
General and administrative(1) (2)	2.76	2.49	11%	2.74	2.43	13%
Operating margin, before the effects of derivative settlements(2)	24.44	11.66	110%	23.79	12.75	87%
Derivative settlement loss	(3.49)	1.44	(342)%	(2.97)	0.70	(524)%
Operating margin, including the effects of derivative settlements(2)	$20.95	$13.10	60%	$20.82	$13.45	55%
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$14.48	$13.52	7%	$13.69	$12.42	10%

(1) Includes non-cash stock-based compensation expense per Boe of $0.39 and $0.30 for the three months ended June 30, 2018 and 2017, respectively, and $0.40 and $0.32 for the six months ended June 30, 2018 and 2017, respectively.

(2) Certain prior period amounts have been adjusted to conform to the current period presentation due to an accounting standards update.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2018
Condensed Consolidated Balance Sheets
(in thousands, except share data)	June 30,	December 31,
ASSETS	2018	2017
Current assets:
Cash and cash equivalents	$615,906	$313,943
Accounts receivable	178,682	160,154
Derivative assets	146,329	64,266
Prepaid expenses and other	14,293	10,752
Total current assets	955,210	549,115
Property and equipment (successful efforts method):
Proved oil and gas properties	6,372,956	6,139,379
Accumulated depletion, depreciation, and amortization	(3,041,653)	(3,171,575)
Unproved oil and gas properties	1,917,883	2,047,203
Wells in progress	361,238	321,347
Oil and gas properties held for sale, net	5,040	111,700
Other property and equipment, net of accumulated depreciation of $53,483 and $49,985, respectively	102,986	106,738
Total property and equipment, net	5,718,450	5,554,792
Noncurrent assets:
Derivative assets	31,151	40,362
Other noncurrent assets	31,674	32,507
Total noncurrent assets	62,825	72,869
Total assets	$6,736,485	$6,176,776
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$446,318	$386,630
Current portion of Senior Notes, net of unamortized deferred financing costs	342,301	—
Derivative liabilities	259,338	172,582
Total current liabilities	1,047,957	559,212
Noncurrent liabilities:
Revolving credit facility	—	—
Noncurrent portion of Senior Notes, net of unamortized deferred financing costs	2,429,994	2,769,663
Senior Convertible Notes, net of unamortized discount and deferred financing costs	143,430	139,107
Asset retirement obligations	87,279	103,026
Asset retirement obligations associated with oil and gas properties held for sale	—	11,369
Deferred income taxes	177,709	79,989
Derivative liabilities	67,583	71,402
Other noncurrent liabilities	45,906	48,400
Total noncurrent liabilities	2,951,901	3,222,956
Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 111,846,998 and 111,687,016 shares, respectively	1,118	1,117
Additional paid-in capital	1,754,169	1,741,623
Retained earnings(1)	997,641	665,657
Accumulated other comprehensive loss(1)	(16,301)	(13,789)
Total stockholders’ equity	2,736,627	2,394,608
Total liabilities and stockholders’ equity	$6,736,485	$6,176,776

(1) The Company reclassified $3.0 million of tax effects stranded in accumulated other comprehensive loss to retained earnings as of January 1, 2018 due to an accounting standards update.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2018
Condensed Consolidated Statements of Operations
(in thousands, except per share data)	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2018	2017	2018	2017
		(as adjusted)		(as adjusted)
Operating revenues and other income:
Oil, gas, and NGL production revenue	$402,558	$284,939	$785,444	$618,137
Net gain (loss) on divestiture activity	39,501	(167,133)	424,870	(129,670)
Other operating revenues	1,857	2,915	3,197	4,992
Total operating revenues and other income	443,916	120,721	1,213,511	493,459
Operating expenses:
Oil, gas, and NGL production expense	117,400	124,376	238,279	262,422
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	151,765	153,232	282,238	291,044
Exploration(1)	14,056	12,983	27,783	24,800
Abandonment and impairment of unproved properties	11,935	157	17,560	157
General and administrative(1)	28,920	28,237	56,602	57,054
Net derivative (gain) loss(2)	63,749	(55,189)	71,278	(169,963)
Other operating expenses, net	(57)	4,251	4,555	9,110
Total operating expenses	387,768	268,047	698,295	474,624
Income (loss) from operations	56,148	(147,326)	515,216	18,835
Interest expense	(41,654)	(44,595)	(84,739)	(91,548)
Loss on extinguishment of debt	—	—	—	(35)
Other non-operating income, net	1,802	953	2,211	720
Income (loss) before income taxes	16,296	(190,968)	432,688	(72,028)
Income tax (expense) benefit	901	71,061	(98,090)	26,555
Net income (loss)	$17,197	$(119,907)	$334,598	$(45,473)

Basic weighted-average common shares outstanding	111,701	111,277	111,698	111,274
Diluted weighted-average common shares outstanding	113,630	111,277	113,267	111,274
Basic net income (loss) per common share	$0.15	$(1.08)	$3.00	$(0.41)
Diluted net income (loss) per common share	$0.15	$(1.08)	$2.95	$(0.41)
Dividends per common share	$—	$—	$0.05	$0.05

(1) Non-cash stock-based compensation included in:
Exploration expense	$1,189	$995	$2,505	$2,403
General and administrative expense	4,075	3,363	8,171	7,410
Total non-cash stock-based compensation	$5,264	$4,358	$10,676	$9,813

(2) The net derivative (gain) loss line item consists of the following:
Settlement (gain) loss	$36,665	$(16,303)	$61,193	$(16,310)
(Gain) loss on fair value changes	27,084	(38,886)	10,085	(153,653)
Total net derivative (gain) loss	$63,749	$(55,189)	$71,278	$(169,963)

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2018
Condensed Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2018	2017	2018	2017
		(as adjusted)		(as adjusted)
Cash flows from operating activities:
Net income (loss)	$17,197	$(119,907)	$334,598	$(45,473)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net (gain) loss on divestiture activity	(39,501)	167,133	(424,870)	129,670
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	151,765	153,232	282,238	291,044
Abandonment and impairment of unproved properties	11,935	157	17,560	157
Stock-based compensation expense	5,264	4,358	10,676	9,813
Net derivative (gain) loss	63,749	(55,189)	71,278	(169,963)
Derivative settlement gain (loss)	(36,665)	16,303	(61,193)	16,310
Amortization of debt discount and deferred financing costs	3,884	3,733	7,750	8,679
Loss on extinguishment of debt	—	—	—	35
Deferred income taxes	(861)	(64,015)	97,505	(30,790)
Other, net	225	1,088	(2,302)	4,464
Net change in working capital	(5,609)	256	(21,722)	28,182
Net cash provided by operating activities	171,383	107,149	311,518	242,128

Cash flows from investing activities:
Net proceeds from the sale of oil and gas properties	251,435	21,914	742,215	766,247
Capital expenditures	(421,798)	(212,342)	(723,319)	(366,743)
Acquisition of proved and unproved oil and gas properties	(24,615)	(13,035)	(24,615)	(88,140)
Net cash provided by (used in) investing activities	(194,978)	(203,463)	(5,719)	311,364

Cash flows from financing activities:
Proceeds from credit facility	—	8,500	—	406,000
Repayment of credit facility	—	(8,500)	—	(406,000)
Cash paid to repurchase Senior Notes	—	—	—	(2,344)
Cash paid for extinguishment of debt	—	—	—	(13)
Net proceeds from sale of common stock	1,881	1,738	1,881	1,738
Dividends paid	(5,584)	(5,563)	(5,584)	(5,563)
Other, net	(133)	(1)	(133)	(161)
Net cash used in financing activities	(3,836)	(3,826)	(3,836)	(6,343)

Net change in cash, cash equivalents, and restricted cash	(27,431)	(100,140)	301,963	547,149
Cash, cash equivalents, and restricted cash at beginning of period	643,337	659,661	313,943	12,372
Cash, cash equivalents, and restricted cash at end of period	$615,906	$559,521	$615,906	$559,521

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2018
Adjusted EBITDAX (Non-GAAP)(1)
(in thousands)

Reconciliation of net income (loss) (GAAP) and net cash provided by operating activities (GAAP) to adjusted EBITDAX (Non-GAAP)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss) (GAAP)	$17,197	$(119,907)	$334,598	$(45,473)
Interest expense	41,654	44,595	84,739	91,548
Interest income(2)	(2,414)	(1,265)	(3,263)	(1,600)
Income tax expense (benefit)	(901)	(71,061)	98,090	(26,555)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	151,765	153,232	282,238	291,044
Exploration(3)(4)	12,867	11,988	25,278	22,397
Abandonment and impairment of unproved properties	11,935	157	17,560	157
Stock-based compensation expense	5,264	4,358	10,676	9,813
Net derivative (gain) loss	63,749	(55,189)	71,278	(169,963)
Derivative settlement gain (loss)	(36,665)	16,303	(61,193)	16,310
Net (gain) loss on divestiture activity	(39,501)	167,133	(424,870)	129,670
Loss on extinguishment of debt	—	—	—	35
Other, net	2	3,655	9	8,641
Adjusted EBITDAX (Non-GAAP)(4)	224,952	153,999	435,140	326,024
Interest expense	(41,654)	(44,595)	(84,739)	(91,548)
Interest income(2)	2,414	1,265	3,263	1,600
Income tax (expense) benefit	901	71,061	(98,090)	26,555
Exploration(3)(4)	(12,867)	(11,988)	(25,278)	(22,397)
Amortization of debt discount and deferred financing costs	3,884	3,733	7,750	8,679
Deferred income taxes	(861)	(64,015)	97,505	(30,790)
Other, net (4)	223	(2,567)	(2,311)	(4,177)
Net change in working capital	(5,609)	256	(21,722)	28,182
Net cash provided by operating activities (GAAP)(4)	$171,383	$107,149	$311,518	$242,128

(1) Adjusted EBITDAX represents net income (loss) before interest expense, interest income, income taxes, depletion, depreciation, amortization and asset retirement obligation liability accretion expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. Adjusted EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally one-time in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that we present because we believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our Credit Agreement based on adjusted EBITDAX ratios. In addition, adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, net cash provided by operating activities, or other profitability or liquidity measures prepared under GAAP. Because adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies. Our credit facility provides a material source of liquidity for us. Under the terms of our Credit Agreement, if we failed to comply with the covenants that establish a maximum permitted ratio of senior secured debt to adjusted EBITDAX and a minimum permitted ratio of adjusted EBITDAX to interest, we would be in default, an event that would prevent us from borrowing under our credit facility and would therefore materially limit our sources of liquidity. In addition, if we are in default under our credit facility and are unable to obtain a waiver of that default from our lenders, lenders under that facility and under the indentures governing our outstanding Senior Notes and Senior Convertible Notes would be entitled to exercise all of their remedies for default.

(2) Interest income is included within the other non-operating income, net line item on the Company's condensed consolidated statements of operations.
(3) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying condensed consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the Company's accompanying condensed consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

(4) Certain prior period amounts have been adjusted to conform to the current period presentation on the condensed consolidated financial statements due to accounting standards updates.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2018
Adjusted Net Income (Loss) (Non-GAAP)
(in thousands, except per share data)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2018	2017	2018	2017
Net income (loss) (GAAP)	$17,197	$(119,907)	$334,598	$(45,473)
Net derivative (gain) loss	63,749	(55,189)	71,278	(169,963)
Derivative settlement gain (loss)	(36,665)	16,303	(61,193)	16,310
Net (gain) loss on divestiture activity	(39,501)	167,133	(424,870)	129,670
Abandonment and impairment of unproved properties	11,935	157	17,560	157
Loss on extinguishment of debt	—	—	—	35
Other, net(1)	2	3,655	809	8,641
Tax effect of adjustments(2)	104	(47,673)	86,022	5,469
Adjusted net income (loss) (Non-GAAP)(3)	$16,821	$(35,521)	$24,204	$(55,154)

Diluted net income (loss) per common share (GAAP)	$0.15	$(1.08)	$2.95	$(0.41)
Net derivative (gain) loss	0.56	(0.50)	0.63	(1.53)
Derivative settlement gain (loss)	(0.32)	0.15	(0.54)	0.15
Net (gain) loss on divestiture activity	(0.35)	1.50	(3.75)	1.17
Abandonment and impairment of unproved properties	0.11	—	0.16	—
Loss on extinguishment of debt	—	—	—	—
Other, net(1)	—	0.03	0.01	0.07
Tax effect of adjustments(2)	—	(0.42)	0.75	0.05
Adjusted net income (loss) per diluted common share (Non-GAAP)(4)	$0.15	$(0.32)	$0.21	$(0.50)

Basic weighted-average common shares outstanding (GAAP)	111,701	111,277	111,698	111,274
Diluted weighted-average common shares outstanding (GAAP)	113,630	111,277	113,267	111,274

Note: Amounts may not calculate due to rounding.
(1) For the three-month and six-month periods ended June 30, 2018, the adjustment is related to bad debt expense. Additionally, for the six-month period ended June 30, 2018, an accrual for a non-recurring matter is included. For the three-month and six-month periods ended June 30, 2017, the adjustment is related to the change in Net Profits Plan liability and impairment of proved properties. Additionally, for the six-month period ended June 30, 2017, an adjustment related to materials inventory loss is included. These items are included in other operating expenses on the Company's condensed consolidated statements of operations.

(2) The tax effect of adjustments is calculated using a tax rate of 21.7% for the three-month and six-month periods ended June 30, 2018, and a tax rate of 36.1% for the three-month and six-month periods ended June 30, 2017. Note that the rate used for the three-month period ended March 31, 2018 was 21.9%. These rates approximate the Company's statutory tax rate for the respective periods, as adjusted for ordinary permanent differences.

(3) Adjusted net income (loss) excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are non-recurring items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as derivative gains and losses net of settlements, impairments, net (gain) loss on divestiture activity, materials inventory loss, and gains or losses on extinguishment of debt. The non-GAAP measure of adjusted net income (loss) is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income (loss) is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income (loss) should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, cash provided by operating activities, or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income (loss) excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted net income (loss) amounts presented may not be comparable to similarly titled measures of other companies.

(4) For periods where the Company reports adjusted net loss, basic weighted-average common shares outstanding are used in the calculation of adjusted net loss per diluted common share.